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                              CERTIFICATE OF CORRECTION
                               TO THE AMENDMENT TO THE
                             CERTIFICATE OF INCORPORATION
                                          OF
                                ADVANCE PARADIGM, INC.

    Advance ParadigM, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"),

    DOES HEREBY CERTIFY THAT:

                                          I

    On June 17, 1996, the Company filed with the Secretary of State of Delaware a Certificate of Amendment to the Certificate of Incorporation (the "Amendment"). In addition to authorizing the Series B Preferred Stock set forth in the Amendment, the description and designations of the Series B Preferred Stock should have been included in the Amendment.

                                          II

    The inaccuracy in the Amendment is hereby corrected by adding the following in its entirety to the end of Article IV of the Certificate of Incorporation:

    "B.       DESCRIPTION AND DESIGNATION OF SERIES B PREFERRED STOCK.

    1. DESIGNATION. Up to 3,000 shares of the Company's Preferred Stock shall be designated the "SERIES B PREFERRED STOCK". All numbers relating to the calculation of cumulative dividends, liquidation preference per share, or redemption price per share of the Series B Preferred Stock shall be subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalizations, reclassification or other similar event involving a change in the capital structure of the Series B Preferred Stock.

    2.   DIVIDENDS.

    (a) CUMULATIVE. The holder of the outstanding shares of Series B Preferred Stock shall be entitled to receive, out of funds legally available therefor, cumulative dividends calculated without compounding, at the annual rate of two percent (2%) of the Original Issue Price per share (as defined in SECTION 3(a)). Such cumulative dividends shall accrue and accumulate from the date of original issuance. Such dividends on the Series B Preferred Stock shall be cumulative so that if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid or declared, the deficiency shall first be fully paid before any dividend or other distribution shall be paid or declared and set apart for the Common Stock.

    (b) PAYMENTS OF DIVIDENDS. Cumulative dividends on the Series B Preferred Stock shall be payable annually on the 31st day of March, commencing March 31, 1997 and shall be payable, whether or not earned or declared, upon liquidation or redemption. Upon conversion of


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the Series B Preferred Stock pursuant to Section 5 hereof, all such accrued and unpaid cumulative dividends on the Series B Preferred Stock to and until the date of such conversion shall not be due and payable and shall be forfeited.

    3.   LIQUIDATION, DISSOLUTION OR WINDING UP.

         (a) PREFERENCE. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or in the event of its insolvency, before any distribution or other payment is made to any holders of any shares of any class or series of capital stock of the Company designated to be junior to the Series B Preferred Stock, including the Common Stock, and subject to the liquidation rights and preferences of the Company's Series A Convertible Preferred Stock, par value $0.01 per share (the "SERIES A PREFERRED STOCK") or any future class or series of preferred stock designated to be senior to, or on a parity with, the Series A Preferred Stock, the holders of each share of Series B Preferred Stock shall be entitled to be paid first out of the assets of the Company available for distribution to holders of the Company's capital stock of all classes whether such assets are capital, surplus or earnings, an amount equal to the greater of:

                    (i) $3,850 per share of Series B Preferred Stock (as adjusted from time to time in accordance with SECTION 5 hereof, the "ORIGINAL ISSUE PRICE"), PLUS all declared or accrued and unpaid dividends thereon, whether or not earned or declared, up to and including the date full payment shall be tendered to the holders of the Series B Preferred Stock with respect to such liquidation, dissolution or winding up; or

                   (ii) such amount per share of Series B Preferred Stock as would have been payable had each such share been converted to Common Stock immediately prior to such event of liquidation, dissolution or winding up pursuant to the provisions of Section 5 hereof.

If, upon liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of the Series B Preferred Stock the full amounts to which they otherwise would be entitled, the holders of Series B Preferred Stock shall share ratably in any distribution of available assets according to the respective amounts which would otherwise be payable with respect to the shares of Series B Preferred Stock held by them upon such liquidating distribution if all amounts payable on or with respect to said shares were paid in full, based upon the aggregate liquidation value of the Series B Preferred Stock.

    (b) REMAINING ASSETS. After payment shall have been made in full to the holders of the Series B Preferred Stock, or funds necessary for such payment shall have been set aside by the Company in trust for the account of holders of the Series B Preferred Stock so as to be available for such payment, the remaining assets available for distribution shall be distributed ratably among the holders of the Common Stock.

    (c) TREATMENT OF REORGANIZATIONS, CONSOLIDATIONS, MERGERS, AND SALES OF ASSETS. A Reorganization (as defined in SECTION 5(d)) shall be regarded as a liquidation, dissolution or winding up of the affairs of the Company within the meaning of this SECTION 3; PROVIDED, HOWEVER, that the holders of more than fifty percent (50%) of the outstanding shares of Series B Preferred Stock shall have the right to elect the benefits of the provisions of SECTION 5(d) hereof in lieu of receiving payment in liquidation, dissolution or winding up of the Company pursuant


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to this SECTION 3. The holders of more than fifty percent (50%) of the outstanding shares of Series B Preferred Stock have the right to bind the holders of all outstanding shares of Series B Preferred Stock under this SECTION 3(b) or SECTION 5(d).

      The provisions of this SECTION 3(b) and SECTION 5(d) shall not apply to any reorganization, merger or consolidation involving (1) only a change in the state of incorporation of the Company, (2) a merger of the Company with or into a wholly-owned subsidiary of the Company that is incorporated in the United States of America, or (3) an acquisition by merger, reorganization or consolidation, of which the Company is substantively the surviving corporation and operates as a going concern.

    4. VOTING RIGHTS. The holders of shares of Series B Preferred Stock shall not be entitled to vote on any matter.

    5. CONVERSION RIGHTS. The holders of the Series B Preferred Stock shall have the following rights with respect to the conversion of such shares into shares of Common Stock:

         (a) CONVERSION. Subject to and in compliance with the provisions of this SECTION 5, all shares of the Series B Preferred Stock may be converted into
fully-paid and non-assessable shares of Common Stock.   Each share of Series B
Preferred Stock shall be initially convertible into one  share of Common Stock.

         (b)  UPON EXTRAORDINARY COMMON STOCK EVENTS.  Upon the occurrence of an Extraordinary Common Stock Event (as hereinafter defined), the Series B Preferred Stock shall automatically become, and thereafter be, convertible into that number of shares of Common Stock obtained by multiplying (i) the number of shares of Series B Preferred Stock issued and outstanding as of the closing date of the Extraordinary Common Stock Event by (ii) a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event. Upon the occurrence of an Extraordinary Common Stock Event, the Original Issue Price shall automatically become, and thereafter be, the price per share of issued and outstanding Series B Preferred Stock obtained by multiplying (i) the Original Issue Price as of the date of the Extraordinary Common Stock Event by (ii) a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such
Extraordinary Common Stock Event.   An "EXTRAORDINARY COMMON STOCK EVENT" shall
mean (i) the issue of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination or reverse stock split of outstanding shares of Common Stock into a smaller number of shares of the Common Stock.

         (c) DIVIDENDS. In the event the Company shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution (other than a distribution in liquidation or other distribution otherwise provided for herein) with respect to the Common Stock payable in (i) securities of the Company other than shares of Common Stock, or (ii) other assets (excluding cash dividends or distributions), then, and in each such event, provision shall be made so that the holders of the Series B Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common


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Stock receivable thereupon, the number of securities or such other assets of the
Company which they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date (as that term is hereafter defined in SECTION 5(f)), retained such securities or such other assets receivable by them during such period, giving application to all other adjustments called for during such period under this
SECTION 5 with respect to the rights of the holders of the Series B Preferred Stock.

         (d) REORGANIZATION. Subject to the Company's rights under SECTION 5(i) hereof, if at any time or from time to time there shall be a capital reorganization of the Common Stock (other than an Extraordinary Common Stock Event or dividend provided for elsewhere in this SECTION 5) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's capital stock or assets to any other person, or any other form of business combination, acquisition or reorganization in which control of the Company is transferred (a "REORGANIZATION"), then, as a part of and a condition to such Reorganization, provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the same kind and amount of stock or other securities or property (including cash) of the Company, or the successor corporation resulting from such Reorganization, to which such holder would have received if such holder had converted its shares of Series B Preferred Stock into shares of Common Stock immediately prior to the effective time of such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this SECTION 5 so that the provisions of this SECTION 5 (including the number of shares of Common Stock or other securities issuable upon conversion of such shares of Series B Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable. A "Reorganization" as defined in this SECTION 5(d) shall not include any reorganization, merger or consolidation involving (1) only a change in the state of incorporation of the Company, (2) a merger of the Company with or into a wholly-owned subsidiary of the Company that is incorporated in the United States of America, or (3) an acquisition by merger, reorganization or consolidation in which the Company is substantively the surviving corporation and operates as a going concern.

    (e) CERTIFICATE TO ADJUSTMENTS; NOTICE BY COMPANY. In each case of an adjustment or readjustment of the number of shares into which the Preferred Stock is convertible, the Company at its expense will furnish each holder of Series B Preferred Stock with a certificate showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

    (f) EXERCISE OF CONVERSION PRIVILEGE. To exercise its conversion privilege, each holder of Series B Preferred Stock shall surrender the certificate(s) representing all of such holder's shares of the Series B Preferred Stock to the Company at its principal office, and shall give written notice to the Company at that office that such holder elects to convert such shares. The certificates for shares of Series B Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Company or in blank. The date when such written notice is received by the Company, together with the certificate(s) representing the shares of Series B Preferred Stock being converted, shall be the "CONVERSION DATE". As promptly as practicable after the Conversion Date, the Company shall issue and shall deliver to the holder of the shares of Series B Preferred Stock being converted, or on its written order, such certificate(s)


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as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series B Preferred Stock in accordance with the provisions of this SECTION 5. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series B Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

    (g) RESERVATION OF COMMON STOCK. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Company shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

    (h) NO REISSUANCE OF SERIES B PREFERRED STOCK. No share or shares of Series B Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Company shall be authorized to issue. The Company shall from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Series B Preferred Stock.

    (i) COMPANY'S CONVERSION OF PREFERRED STOCK. Subject to and in compliance with the provisions of this SECTION 5, the Company may, upon written notice to the holders of the Series B Preferred Stock ("Company's Conversion Notice"), cause all shares of the Series B Preferred Stock to be converted into Common
Stock:

              (i)  immediately prior to the consummation of any Reorganization;
         and

              (ii) at any time after the fifth anniversary of the date of issuance so long as the fair market value of the Common Stock is equal to or exceeds the Original Issue Price.

For purposes of this SECTION 5(i), the "fair market value" shall be, if the Company is publicly traded, the average closing sale price of the Common Stock for the twenty (20) consecutive trading days immediately preceding the Conversion Effective Date, and if the Company is not publicly traded, shall be determined by the Board of Directors of the Company in good faith.

    The Company's Conversion Notice shall specify which of the above two events is precipitating the conversion and shall identify the effective date of the conversion (the "Conversion Effective Date"). Upon receipt of the Company's Conversion Notice, the holders of the Series B Preferred Stock shall surrender the certificates representing such shares at the office of the Company or of its transfer agent. The certificates for shares of Series B Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Company or in blank. As promptly as practicable after the Conversion Effective Date, the Company shall issue and shall deliver to the holder of the shares of Series B Preferred Stock being converted the number of shares of Common Stock issuable upon the conversion of such shares of Series B Preferred Stock in accordance with the provisions of this SECTION 5. If the


                                          5

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Company's Conversion Notice is duly given, then notwithstanding that the certificates evidencing any of the shares of Series B Preferred Stock so called for conversion have not been surrendered, all rights with respect to such shares shall forthwith after the Conversion Effective Date cease and terminate, except only the right of holders to receive the shares of Common Stock in such conversion.

6. REDEMPTION RIGHTS OF THE COMPANY.

    (a) REDEMPTION. Beginning on the second anniversary of the date of issuance of the Series B Preferred Stock, upon delivery of written notice in accordance with SECTION 6(c) hereof, the Company may redeem such number of shares of Series B Preferred Stock then as shall be specified in the Redemption Notice. If the Company desires to redeem fewer than all of the shares of Series B Preferred Stock outstanding, then the holders of the shares of Series B Preferred Stock will tender their proportionate number of shares.

    (b) REDEMPTION PRICE. The redemption price for each share of Series B Preferred Stock redeemed pursuant to this Section 6 shall be the Original Issue Price per share plus all accrued and unpaid dividends, whether or not earned or declared, on such shares up to and including the date fixed for redemption (the "REDEMPTION PRICE").

    (c) REDEMPTION NOTICE. At least 30 days prior to the Redemption Date, written notice (the "REDEMPTION NOTICE") shall be mailed, first class or certified mail, postage prepaid, or express, overnight courier service by the Company to each holder of record of Series B Preferred Stock which is to be redeemed, at its address shown on the records of the Company. The Redemption Notice shall contain the following information:

           (i) the number of shares of Series B Preferred Stock held by the holder which shall be redeemed by the Company and the total number of shares of Series B Preferred Stock held by all holders to be so redeemed;

          (ii)     the Redemption Price;

         (iii)     the Redemption Dates; and

          (iv) that the holder is to surrender to the Company, at the place designated therein, its certificate or certificates representing the shares of Series B Preferred Stock to be redeemed.

    (d)  SURRENDER OF CERTIFICATES.  Each holder of shares of Series B
Preferred Stock to be redeemed shall surrender the certificate(s) representing such shares to the Company at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be paid to the order of the person whose name appears on such certificates) and each surrendered certificate shall be cancelled and retired. In the event some but not all of the shares of Series B Preferred Stock represented by a certificate(s) surrendered by a holder are being redeemed, the Company shall execute and deliver to or on the order of the holder, at the expense of the Company, a new certificate representing the number of shares of Series B Preferred Stock which were not redeemed.

    (e) DIVIDENDS AND CONVERSION AFTER REDEMPTION. No shares of Series B Preferred Stock subject to redemption shall be entitled to any further dividends pursuant to SECTION 2 hereof or to the conversion provisions set forth in
SECTION 5 hereof.


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7.  NOTICES OF RECORD DATE.  In the event of

    (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right, or

    (b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company, or any transfer of all or substantially all of the assets of the Company to any other corporation, or any other entity or person, or

    (c) any voluntary or involuntary dissolution, liquidation or winding up of the Company, then and in each such event the Company shall mail or cause to be mailed to each holder of Series B Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right,
(ii) the date on which any such reorganization reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed by first class mail, postage prepaid, or express overnight courier service, at least twenty (20) days prior to the date specified in such notice on which such action is to be taken.


    IN WITNESS WHEREOF, said Advance ParadigM, Inc. has caused this certificate to be duly executed this 13th day of September 1996.


                                  ADVANCE PARADIGM, INC.



                                  By:       /s/ Laura I. Johansen
                                      -----------------------------------------
                                            Laura I. Johansen
                                            Vice President Legal Affairs



                                  Attest:   /s/ Danny Phillips
                                          -------------------------------------
                                            Danny Phillips
                                            Chief Financial Officer, Senior
                                            Vice President, Secretary and
                                            Treasurer


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